Exhibit 99.1

Akumin Announces First Quarter 2022 Results

May 10, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national leader in comprehensive outpatient radiology and oncology solutions and a partner of choice for U.S. hospitals, health systems and physician groups, announced today its financial results for the quarter ended March 31, 2022.

First Quarter 2022 Highlights

•

Revenue totaling $186.3 million for the first quarter, a $122.3 million or 191.2% increase from $64.0 million in the first quarter of last year. The increase is significantly attributable to the Company’s acquisition of Alliance HealthCare Services on September 1, 2021. Revenue increased $6.8 million or 3.8% over the fourth quarter of 2021.

•	Akumin delivered strong quarterly same-store volume performance on a consolidated, pro forma basis:

•	+4.9% for MRI

•	+7.1% for PET/CT

•	+1.8% for Total Radiology Procedures

•	+5.3% for Oncology Patient Starts

•

Basic and diluted loss per share was $0.35 for the first quarter of 2022. This compares with basic and diluted loss per share of $0.04 for the first quarter of 2021. The net loss was $26.4 million as compared to a net loss of $2.5 million in the first quarter of last year.

•

Adjusted EBITDA was $32.0 million for the quarter, a $22.8 million or 247.9% increase from $9.2 million in the first quarter of last year. Adjusted EBITDA increased $4.5 million or 16.3% over the fourth quarter of 2021.

Commenting on the first quarter results, Riadh Zine, Chairman and Chief Executive Officer of the Company, said, “We are very pleased that our financial results in the quarter exceeded consensus street estimates, notwithstanding the significant disruptions caused by Omicron in the first two months of 2022, which underscores the resilience of Akumin’s business as a provider of essential healthcare services.

“Akumin’s vision is to be a best-in-class provider of outpatient care and a premier partner to hospitals and health systems by delivering patient-centered innovation, clinical standardization and exceptional healthcare value to our patients and partners. Our integration and transformative initiatives are now expected to result in achieving previously disclosed synergy estimates within the first twelve months post-closing of our acquisition of Alliance HealthCare Services which was completed on September 1, 2021, as originally anticipated. Although we continue to closely monitor all risk factors that could impact our performance, we remain confident that we will be able to achieve our 2022 financial guidance and objectives as announced in our investor call held December 17, 2021, and the accompanying presentation available in our public disclosure.”

Certain metrics, including those expressed on an adjusted basis, are non-GAAP measures. See “Non-GAAP Measures” and “Selected Consolidated Financial Information” of this press release for further details.

Investor Presentation

Akumin would like to invite interested parties to an investor presentation to be held on Wednesday, May 11, 2022 from 8:30 a.m. to 9:30 a.m. Eastern Time where management will discuss first quarter results.

Conference call details:

Date:	8:30a.m. Eastern Time, Wednesday, May 11, 2022

Click to join by phone:	https://akum.in/Q1-2022-Results-Audio

Access via webcast:	https://akum.in/Q1-2022-Results-Webcast

To show dial-In number:	https://akum.in/Q1-2022-Results-Dial-In-Numbers

A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akumin.com/investor-relations/events-presentations/. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for 90 days. A replay of the presentation will also be available by calling 1-888-203-1112, or 647-436-0148 for international callers, using passcode 8269616.

About Akumin

Akumin is a national leader in comprehensive outpatient radiology and oncology solutions and a partner of choice for U.S. hospitals, health systems and physician groups. Akumin provides fixed-site outpatient radiology and oncology services through a network of 234 owned and/or operated centers; as well as outpatient radiology and oncology solutions to approximately 1,000 hospitals and health systems across 48 states. Akumin combines clinical and operational expertise with the latest advances in technology and information systems to deliver patient-centered innovation, service standardization and exceptional healthcare value to its patients and partners. For more information, visit www.akumin.com.

Non-GAAP Measures

This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. These non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts, and to determine components of management compensation. The non-GAAP measures used by us are susceptible to varying methods of calculation and may not be comparable to other similarly titled measures of other companies. Reconciliations of non-GAAP measures used to the most comparable GAAP measures are included in this release in the tables which follow.

We define such non-GAAP measures as follows:

“EBITDA” means net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.

“Adjusted EBITDA” means EBITDA, as further adjusted for stock-based compensation, acquisition-related costs, losses (gains) on disposal of property and equipment, settlement and related costs (recoveries), financial instruments revaluation and related losses (gains), loss on extinguishment of debt, severance and related costs, restructuring charges, asset impairments, other losses (gains), deferred rent expense and one-time adjustments.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.

Forward-Looking Information

Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on April 12, 2022 which are available at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com

<Financial tables follow.>

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(in thousands, except per share amounts)	Three-month period ended March 31, 2022	Three-month period ended March 31, 2021	$ Change	% Change
MRI scans	214	87	127	146%
PET/CT scans	32	2	30	1,500%
Other modalities	294	259	35	14%

Total	540	348	192	55%

Total Oncology patient starts	3	—	3	nmf

Revenue	$186,263	$63,963	$122,300	191%

Employee compensation	77,365	23,118	54,247	235%
Third party services and professional fees	29,177	6,859	22,318	325%
Rent and utilities	12,477	7,684	4,793	62%
Reading fees	11,498	9,984	1,514	15%
Administrative	11,624	4,356	7,268	167%
Medical supplies and other expenses	15,338	3,141	12,197	388%
Depreciation and amortization	24,731	4,490	20,241	451%
Stock-based compensation	1,061	427	634	148%
Other operating losses (gains), net	(54)	90	(144)	(160%)
Interest expense	28,681	8,368	20,313	243%
Acquisition related costs	382	1,279	(897)	(70%)
Settlement and related recoveries	(137)	(24)	(113)	471%
Other non-operating gains, net	(11)	(3,366)	3,355	(100%)

Loss before income taxes	(25,869)	(2,443)	(23,426)	959%

Income tax expense	563	65	498	766%
Net income attributable to non-controlling interests	4,379	369	4,010	1,087%

Net loss attributable to common shareholders	$(30,811)	$(2,877)	$(27,934)	971%

Net loss per share attributable to common shareholders: Basic and diluted	$(0.35)	$(0.04)	$(0.31)	775%

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(dollars in thousands)	Three-month period ended March 31, 2022	Three-month period ended March 31, 2021
Net loss	$(26,432)	$(2,508)

Interest expense	28,681	8,368
Income tax expense	563	65
Depreciation and amortization	24,731	4,490

EBITDA	27,543	10,415

Adjustments:
Stock-based compensation	1,061	427
Acquisition-related costs	382	1,279
Loss on disposal of property and equipment, net	202	90
Settlement and related recoveries	(137)	(24)
Gain on conversion of debt to equity investment	—	(3,360)
Severance, restructuring and other charges	2,453	—
Other losses (gains), net	182	(69)
Deferred rent expense(1)	332	445

Adjusted EBITDA	$32,018	$9,203

Adjusted EBITDA Margin	17%	14%

(1)	Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.